UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2005

MICROSTRATEGY INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24435	51-0323571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1861 International Drive McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

2005 Cash Bonus Targets

On April 20, 2005, the Chief Executive Officer of MicroStrategy Incorporated (the “Company”) established a cash bonus target for 2005 for Sanju K. Bansal, Vice Chairman, Executive Vice President and Chief Operating Officer, in the amount of $200,000.

On April 20, 2005, the Chief Executive Officer of the Company established a cash bonus target for 2005 for Jeffrey A. Bedell, Vice President, Technology and Chief Technology Officer, in the amount of $200,000.

On April 20, 2005, the Chief Executive Officer of the Company established a cash bonus target for 2005 for Jonathan F. Klein, Vice President, Law and General Counsel, in the amount of $200,000.

On April 22, 2005, the Chief Executive Officer of the Company established a cash bonus target for 2005 for Arthur S. Locke, III, Vice President, Finance and Chief Financial Officer, in the amount of $475,000.

On April 21, 2005, the Chief Executive Officer of the Company established a cash bonus target for 2005 for Eduardo S. Sanchez, Vice President, Worldwide Sales, in the amount of $337,500.

Cash bonus awards for 2005 for Messrs. Bansal, Bedell, Klein and Locke will be determined principally on the basis of net operating income and on the subjective assessment of the Chief Executive Officer of the extent to which the executive officer contributed to the overall performance of the Company or a particular department of the Company during 2005.

The cash bonus award for 2005 for Mr. Sanchez will be determined principally on the basis of the contribution margin of the Company’s worldwide product licenses, support and other services revenue and on the subjective assessment of the Chief Executive Officer of the extent to which Mr. Sanchez contributed to the overall performance of the Company or the worldwide sales and services departments of the Company during 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2005	MicroStrategy Incorporated (Registrant)

	By:	/s/ MICHAEL J. SAYLOR
	Name:	Michael J. Saylor
	Title:	Chairman of the Board, President and Chief Executive Officer

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